UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Internet Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	23-2996071
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA	19087
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating	The NASDAQ Stock Market LLC
Preferred Stock Purchase Rights	The NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates:    Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:    None

Explanatory Note

We hereby amend our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on December 1, 2000 (the “Original 8-A”) as follows:

Item 1.	Description of Securities to be Registered.

The Original 8-A is incorporated herein by reference. Item 1 of the Original 8-A is amended by adding the following:

On April 16, 2010, Internet Capital Group, Inc. (“ICG”) entered into an amendment (the “Amendment”) to the Rights Agreement, dated November 22, 2000, between ICG and ChaseMellon Shareholder Services, L.L.C. (as amended, the “Rights Agreement”) to implement the following:

(1) the addition of a qualified offer provision, which would, following the commencement of certain specified offers to acquire shares of ICG’s common stock (“Common Stock”) (any such offer, a “Qualifying Offer”), allow the holders of 10% of the outstanding shares of ICG Common Stock (excluding the person or group making the Qualifying Offer) to direct ICG’s Board of Directors (the “Board”) to call a special meeting of stockholders to consider a resolution authorizing the exclusion of that Qualifying Offer from the provisions of the Rights Agreement; and

(2) the periodic review of the Rights Agreement by a Three-Year Independent Evaluation Committee consisting of the independent members of the Nominating and Corporate Governance Committee of the Board (the “Independent Committee”).

Under the qualified offer provision contained in the Amendment, following the commencement of a Qualifying Offer, the holders of 10% of the outstanding shares of ICG Common Stock (excluding the person or group making the Qualifying Offer) have the right, during the period beginning on the 90th business day following the commencement of the Qualifying Offer and ending on the 120th business day following the commencement of the Qualifying Offer, to demand in writing that the Board call a special meeting of stockholders to consider a resolution authorizing the exclusion of that Qualifying Offer from the provisions of the Rights Agreement. The Qualifying Offer will be deemed exempt from the application of the Rights Agreement if either (1) the Board does not hold a special meeting within 90 business days of its receipt of a written demand described in the foregoing sentence or (2) a special meeting is held and the holders of a majority of the outstanding shares of ICG Common Stock and a majority of the shares of ICG Common Stock represented at the meeting at which a quorum is present vote in favor of such exemption, provided that no person or group holds or intends to hold 15% or more of the outstanding shares of ICG Common Stock (any such person or group, an “Acquiring Person”) and the relevant Qualifying Offer continues to be a Qualifying Offer.

The Amendment also creates the Independent Committee, which will review and evaluate the Rights Agreement at least once every three years (or sooner, if a person or group has become an Acquiring Person or the Independent Committee decides that a review/evaluation is appropriate) and, if it deems appropriate, recommend that the full Board amend the Rights Agreement or modify or redeem the rights set forth in the Rights Agreement.

The foregoing description is only a summary of certain terms and conditions of the Amendment and is qualified in its entirety by reference to the Amendment, which is incorporated into this registration statement by reference as Exhibit 4.2.

Item 2.	Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description

4.1	Rights Agreement, dated as of November 22, 2000, between Internet Capital Group, Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibit B the Form of Right Certificate (incorporated by reference to Exhibit 1.1 of the Registration Statement on Form 8-A filed with the SEC on December 1, 2000).

4.2	Amendment No. 1 to Rights Agreement, dated April 16, 2010, by and between Internet Capital Group, Inc. and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.1 of the Current Report on 8-K filed with the SEC on April 16, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERNET CAPITAL GROUP, INC.

Date: April 16, 2010	By:	/s/ SUZANNE L. NIEMEYER
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of November 22, 2000, between Internet Capital Group, Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibit B the Form of Right Certificate (incorporated by reference to Exhibit 1.1 of the Registration Statement on Form 8-A filed with the SEC on December 1, 2000).

4.2	Amendment No. 1 to Rights Agreement, dated April 16, 2010, by and between Internet Capital Group, Inc. and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.1 of the Current Report on 8-K filed with the SEC on April 16, 2010).

5